Exhibit 10.47

AGREEMENT

OF

PURCHASE AND SALE OF ASSETS

SELLER:

SWISS RESEARCH, INC.,

a California corporation

SHAREHOLDER:

LOREN MILES

BUYER:

HEALTH SCIENCES GROUP, INC.,

a Colorado corporation

AGREEMENT OF PURCHASE AND SALE OF ASSETS

THIS AGREEMENT (“Agreement”) is made as of this 24th day of December, 2004, at Los Angeles, California, by and among SWISS RESEARCH, INC., a California corporation (“Seller”), having its principal office in the County of Los Angeles, State of California, and the sole shareholder of Seller, Loren Miles (“Shareholder”) on the one hand, and HEALTH SCIENCES GROUP, INC., a Colorado corporation (“Buyer”), having its principal office in the County of Los Angeles, State of California, on the other hand, with reference to the following facts.

RECITALS

A.

Swiss Research markets and sells branded nutraceutical products, which address a variety of major health needs such as weight management, arthritis support and cholesterol reduction, and also develops and markets its own line of products, including the weight-loss product Swiss Diet, and Shugr, a natural zero-calorie sweetener (the “Business”).

B.

Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, the Business in exchange for the consideration described in Article I below.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1.

Incorporation of Preceding Language.  The provisions and recitals hereinabove stated are hereby referred to, incorporated herein and made a part hereof by this reference.

1.2.

Sale and Transfer of Assets.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer (or a wholly-owned subsidiary of Buyer), and Buyer agrees to purchase from Seller, all the assets, properties, and business of Seller used in the Business of every kind, character, and description, whether tangible, intangible, real, personal, or mixed, and wherever located, all of which are collectively referred to herein as the “Purchased Assets", including but not limited to, the following:

1.2.1

All property listed as assets of the Seller in Schedule 1.2. attached to this Agreement, and incorporated herein by reference;

1.2.2

Any and all rights in the trade names "SWISS RESEARCH", “SWISS DIET” and any names confusingly similar thereto, any other names used by Seller in the Business, and other intellectual property associated with the Business, including without limitation, all copyrights, service marks, trade marks, trade names, trade secrets, patents, patent applications, licenses, royalty rights, and all of the goodwill and going concern value of the Business.

1.2.3

All cash, cash equivalents, deposits, supplies, materials, equipment, machinery, tools, supplies, furniture, fixtures, inventory, files, customer lists (including former customers), records, claims and rights contracts, notes, evidences of indebtedness, purchase and sale orders, rights and claims to refunds and adjustments of any kind and other tangible personal property of Seller used in the Business, whether known or unknown to Seller or Buyer.

1.3.

Consideration from Buyer.

1.3.1

Payment.   Buyer shall pay Seller the sum of $300,000.00 (“Purchase Price”).

(a)

Closing Payment.  At Closing, Buyer shall pay Seller $200,000 (“Closing Purchase Price”) which shall be allocated and paid directly in the following manner:

a.

To First Mission Group (“First Mission”), the amount that constitutes payment in full of all obligations owed to First Mission by Seller, as set forth in a letter from First Mission.  Such letter shall also provide that immediately following such payment, First Mission shall file the appropriate UCC form or other certifications required to release First Missions’ security interests in the Purchased Assets.

b.

To Seller, for the purpose of paying its other outstanding liabilities, the balance of the Closing Purchase Price.

(b)

Installment Payment.  Buyer agrees it shall pay Seller $100,000 on or before the 12-month anniversary of the Closing Date, for the purpose of paying its remaining creditors, including without limitation, M Advertising.  In the event that the Buyer closes on a financing equal to or greater than $3 million, the Installment Payment shall be accelerate to include the entire balance at the time of Closing.

(c)

Tax Liabilities.  Shareholder has represented that he may incur certain federal and state income tax liabilities resulting from the repayment of the Seller’s liabilities by Buyer and the purchase of Seller’s assets by Buyer.  Buyer agrees it shall reimburse Seller for such that liabilities (“Tax Payment”) provided that, (i) the Tax Payment shall not exceed $60,000, (ii) Seller provides a certification from Shareholder’s or Seller’s tax advisor and accountant regarding Shareholder’s or Seller’s tax liability, (iii) Seller provides tax filings for any previous or subsequent fiscal year periods of Seller or Shareholder.

1.3.2

Warrants.  Buyer shall deliver to the Shareholder, in accordance with the provisions of this Agreement an unvested warrant to purchase 150,000 shares of Buyer common stock at $1.00 per share; a second unvested warrant to purchase 150,000 shares of Buyer common stock at $2.00 per share; and a third unvested warrant to purchase 150,000 shares of Buyer common stock at $3.00 per share.  Each warrant shall vest and become exerciseable if the  Buyer satisfies certain Consolidated EBITDA (as defined in such warrants) conditions in 2005, 2006 and 2007, respectively.

1.3.3

Alternate Transaction Structure.  Shareholder and Seller agree to restructure the asset purchase transaction as a merger, stock purchase or other equivalent form, if Buyer determines, that such alternate structure is preferable in limiting the amount of taxes that Shareholder would incur in Section 1.3.1(c).

1.4.

Assumption of Liabilities.   Subject to the terms and conditions of this Agreement, Buyer agrees to assume only the liabilities set forth in Schedule 1.4 (“Assumed Liabilities”).

1.5

No Assumption of Other Liabilities.  Buyer shall in no event assume or be responsible for any other liabilities, liens, security interests, claims, obligations or encumbrances of Seller, contingent or otherwise, and the Purchased Assets transferred to Buyer shall be transferred to Buyer free and clear of all liabilities, liens, security interests, claims, obligations, and encumbrances of any kind whatsoever, upon completion of the $300,000 payment provided in paragraph 1.3 and disbursement thereof .  Without limiting the generality of the foregoing, in no event shall Buyer assume or be responsible for: (i) any income, property, franchise, use or other tax of Seller or any filing requirements or obligations with respect thereto arising out of or resulting from the sale of the Purchased Assets hereunder (all such taxes to be paid by Seller) or any transaction of Seller prior to or subsequent to the execution of this Agreement or (ii) any liabilities, obligations, or costs resulting from any claim or lawsuit or other proceeding relating to the Business or naming Seller or any successor thereof as a party and arising out of events, transactions, or circumstances occurring or existing prior to the Closing Date.

1.6.

Allocation of Purchase Price.

1.6.1

The purchase price of the Purchased Assets shall be allocated for tax purposes in a manner reasonably determined by Buyer.

1.6.2

The allocation of the consideration paid by Buyer for the Purchased Assets shall be made in a manner which is consistent with the requirements of Section 1060 of the Internal Revenue Code (“Code”) and the regulations thereunder. Each party hereto agrees (I) to complete jointly and to file separately Federal Income Tax Form 8594 with its federal income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs and neither party will take a position on any income, transfer or gains Tax Return, before any governmental or regulatory authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of such allocation without the consent of the other party.

1.7.

Taxes.  Any Sales or Use Tax obligation resulting from the sale of the Purchased Assets, if any, shall  be borne by the Buyer.    Buyer shall not be responsible for any income, business, occupation, withholding, or similar tax, or taxes of any kind related to any period before the Closing Date This shall not be applicable to tax liabilities referred to in paragraph 1.3.1(c)

ARTICLE II

CLOSING

2.1.

Time and Place.  The transfer of Purchased Assets by Seller to Buyer (the "Closing") shall take place at 10:00 a.m. on  ________, 200__ at the offices of Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California or at such other time and place as parties may agree (the "Closing Date").

2.2.

Seller's Obligations at Closing.  Upon the satisfaction of the closing conditions set forth in Article VII at the Closing, Seller shall deliver or cause to be delivered to Buyer:

2.2.1.  Instruments transferring to Buyer all right, title and interest in and to Purchased Assets, or such other forms as Buyer may reasonably request.

2.2.2.  A Bill of Sale transferring all of the Purchased Assets being purchased hereunder in a form acceptable to Buyer and its counsel.

2.2.3.  The Employment Agreement by and between Loren Miles and Buyer in a form set forth in Exhibit A (“Employment Agreement”) executed by

Loren Miles.

2.2.4.  The various letters, clearances, releases and certificates required to be delivered by Seller to Buyer hereunder.

  2.2.5.  The consents required to be delivered hereunder.

2.2.6.  Such other items as may be reasonably necessary for the Closing to occur.

2.3.

Cooperation by Seller.  Seller, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred by this Agreement.  If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in Seller's name.  Any prosecution or enforcement of claims, rights, or benefits under this Agreement shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

2.4.

Buyer's Obligations at Closing.  Upon the satisfaction of the closing conditions set forth in Article VIII at the Closing, Buyer will deliver to the Shareholder:

2.4.1.

The Warrants, executed by Buyer.

2.4.2.

The Employment Agreement executed by Buyer.

2.4.3.

Such other items as may be reasonably necessary for the Closing to occur.

2.5

Possession of Assets.  Simultaneously with the consummation of the transfer herein, Seller, through its agents and employees, will put Buyer into full possession and enjoyment of all properties and assets to be conveyed and transferred by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Shareholder, jointly and severally, agree as follows:

3.1.

Financial Statements.  Schedule 3.1 to this Agreement sets forth the balance sheets of Seller as of January 1, 2001, 2002, 2003, and 2004 and as of August 31, 2004, together with statements of profit and loss from January through December for

2001, 2002 and 2003 and from January through August 2004.  The financial statements in Schedule 3.1 are hereinafter referred to as the financial statements.  The financial statements present fairly the financial position of Seller as of the respective dates of the balance sheets included in the financial statements, and the results of its operations for the respective periods indicated.

3.2.

Absence of Specified Changes.  Since August 31, 2004, there has not been any:

3.2.1

material adverse change in the financial condition, liabilities, assets, business, or prospects of Seller;

3.2.2

destruction, damage to, or loss of any assets of Seller (whether or not covered by insurance), which are the subject of this Agreement, that materially and adversely affects the financial condition, business or prospects of Seller;

3.2.3

sale or transfer of any asset of Seller or cancelled any debts or claims except in each case in the ordinary course of business; and in any event, not in an aggregate amount which is material;

3.2.4

amendment or termination of any contract, agreement, or license to which the Seller is a party, except in the ordinary course of business;

3.2.5

loan by Seller to any person or entity or guaranty by Seller of any loan which affects Buyer's liability under this Agreement;

3.2.6

mortgage, pledge, or other encumbrance of any of the  assets of Seller which are the subject of this Agreement;

3.2.7

waiver or release of any right or claim of Seller which affects Buyer's liability under this Agreement except in the ordinary course of business;

3.2.8

other event or condition of any character that has or might reasonable have a material and adverse effect on the financial condition, business, assets or prospects of Seller, which would affect Buyer's liability under this Agreement;

3.2.9  agreement by Seller to do any of the things described in the preceding clauses.

3.3.

Seller’s Liabilities.  Schedule 3.3 to this Agreement contains a true and complete schedule of all liabilities and obligations of Seller of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due.

3.4.

Tax Returns and Audits.  Within the times and in the manner prescribed by law, Seller has filed all federal, state and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable.

3.5.

Assets of Business.

3.5.1

Inventory.  The inventory referred to in Paragraph 1.5.1 of this Agreement is anticipated to be primarily Swiss Research’s consumer-oriented products that may be related to weight and cholesterol management, arthritis and diabetes relief and immune support, and will consist of items of a quality and quantity useable and saleable in the ordinary course of business by Seller.  All items to be included in said inventory are or will be the property of Buyer.  No items to be included in said inventory have been or will be pledged as collateral or are or will be held by Seller on consignment from others.  Buyer shall not be obligated to acquire inventory that is not used in the normal course and scope of the Business.

3.5.2

Other Tangible Personal Property.  Schedule 3.5.2 to this Agreement is a complete and accurate schedule describing and specifying the location of all equipment, furniture, supplies, tools and all other tangible personal property owned by, in the possession of, or used by Seller in connection with its business.  The property listed in Schedule 3.5.2 constitutes all such tangible personal property necessary for the conduct by Seller of its business as now conducted.   Except as stated in Schedule 3.5.2, no personal property used by Seller in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of Seller.

3.5.4

Trade Names, Trademarks and Copyrights.  Schedule 3.5.4 to this Agreement is a schedule of all trade names, trademarks, service marks, and copyrights and their registrations, owned by Seller or in which Seller has any rights or licenses, together with a brief description of each and used by Seller in the Business.  Seller to the best of its knowledge, has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation.  Except as set forth in Schedule 3.5.4.1, Seller is not a party to any license, agreement, or arrangement, whether as license or, licensee, or otherwise, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights.  Seller owns, or holds adequate licenses or other rights to use, all trademarks, service marks, trade names, and copyrights necessary for its business as now conducted by Seller, and that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others.

3.5.5

Trade Secrets.  Schedule 3.5.5 to this Agreement is a true and complete list of Seller's trade secrets, including all customer lists, computer programs, routines, and other data.  The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth with it in that Exhibit.  This documentation is incorporated by reference into and made a part of this Agreement.  Each trade secret's documentation is current and accurate so as to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.  Seller is the sole owner of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in Schedule 3.5.5.  Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, discovered, or derived these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Seller and not to be divulged or misused.  All these trade secrets are presently valid and protectible, and are not part of the public knowledge or literature, nor to Seller's knowledge have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller.

3.5.6

Other Intangible Property.  A true and complete list of all intangible assets, other than those specifically referred to elsewhere in this Agreement, is set forth in Schedule 3.5.6 to this Agreement.

3.6.

Title to Purchased Assets.  Seller has good and marketable title to all its assets and interest in assets, whether real, personal, mixed, tangible and intangible, which constitute all the assets in interests in assets that are used in the business of Seller and described in this Agreement.  Seller has full power and authority to sell, assign and transfer to Buyer all of the assets which are the subject of this Agreement.  All these assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, or restrictions.  All tangible personal property of Seller is in good operating condition and repair, ordinary wear and tear excepted.  Seller is in possession of all premises leased to Seller from others.  Seller does not occupy any real property in violation of any law, regulation or decree.

3.7.

Customers and Sales.  Schedule 3.7 to this Agreement is a correct and current list of all customers of Seller together with summaries of the sales made to each customer during the most recent fiscal year.  Except as indicated in Schedule 3.7.1, Seller has no information nor is it aware of any facts indicating that these customers intend to cease to doing business with Seller or materially alter the amount of the business that they are presently doing with Seller.

3.8.

Existing Employment Contracts.  Buyer is under no obligation to hire any or all of Seller’s employees but may hire or fire some, none or all of such employees in Buyer’s sole discretion.  Schedule 3.8 to this Agreement is a list of the names and addresses of all employees and agents of Seller and the rates of compensation payable to each, a description of all employment contracts and collective bargaining agreements, and all pension, bonus, profit sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Seller is a party or by which Seller is bound.  All these contracts and arrangements are in full force and effect, and neither Seller nor any other party is in default under them.  There have been no claims of default and, to the best knowledge of Seller, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements.

3.11.

Other Contracts.  Seller is not a party to, nor is its property bound by, any material agreements except those listed in Schedule 3.11 to this Agreement, copies of which have been furnished or made available to Buyer.  There is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of these agreements.  Seller has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Buyer, in Buyer’s sole discretion, may assume some, none or all of these contracts.

3.12.

Compliance with Laws.  Seller has complied with, and is not in violation of, applicable federal, state, or local statutes, laws, and regulations, including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation affecting its property or the operation of its business.

3.13.

Litigation.  Other than as disclosed in Schedule 3.13 there are no suits actions, arbitrations, legal, administrative or other proceedings, or governmental investigations pending or, to the best knowledge of Seller, threatened against or affecting Seller or its business, assets, or financial condition.  Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state or local or foreign court, department, agency or instrumentality.

3.14.

Agreement will not Cause Breach or Violation.  The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:

3.14.1  A breach of any term or provision of this Agreement;

3.14.2. A default or any event that with notice or lapse of time, or both, would be a default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which Seller is a party or by which it or its property is bound;

3.14.3  An event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; or

3.14.4  The creation or imposition of any lien, charge or encumbrance on any of the properties of Seller.

3.15.

Authority and Consents.  Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement and no approvals or consents of any persons other than Seller is necessary in connection with it.

3.16.

Interest in Customers, Suppliers and Competition.  Except as set forth in Schedule 3.16, neither Seller nor any employee of Seller, nor any spouse, child, or relative of any of them, has any direct or indirect interest in any competitor, supplier, or customer of Seller or in any person from whom or to whom Seller leases any real or personal property, or in any other person with whom Seller is doing business.

3.17.

Risk Factors.  Shareholder understands that its investment in the Warrants involves a high degree of risk.  Accordingly, Shareholder (i) has been provided with sufficient information with respect to the business of Buyer for Shareholder to determine the suitability of making an investment in Buyer and such documents relating to Buyer as Shareholder has requested and Shareholder has carefully reviewed the same, (ii) has been provided with such additional information with respect to Buyer and its business and financial condition as Shareholder, or Shareholder’s agent or attorney, has requested, and (iii) has had access to management of Buyer and the opportunity to discuss the information provided by management of Buyer and any questions that Shareholder had with respect thereto have been answered to the full satisfaction of Shareholder.  In addition, Shareholder has obtained and reviewed from the EDGAR Web site of the Securities and Exchange Commission (the "Commission") all of Buyer's public filings filed prior to the Closing Date, including but not limited to Buyer's annual and quarterly reports, and reports filed on Form 8-K (hereinafter referred to collectively as the "Reports").  Shareholder has received in writing from Buyer such other information concerning its operations, financial condition and other matters as Shareholder has requested (such other information is collectively, the "Other Written Information"), and considered all factors Members deem material in deciding on the advisability of investing in the Shares.

3.18.

Information on Shareholder.  Shareholder is an "accredited investor", as such term is defined in Regulation D promulgated by the Commission under the Securities Act of 1933, as amended (the "1933 Act"), is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Members to utilize the information made available by Buyer to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  Shareholder has the authority and is duly and legally qualified to purchase and own the Shares.  Shareholder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

3.19.

Restricted Securities.  Shareholder understands and agrees that neither the Warrants nor the shares underlying the Warrants have been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of the Members contained herein), and that such Shares must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or are exempt from such registration, and in the event of such registration, Shareholder shall have piggy-back rights at Buyer’s expense, however, subject to underwriters carve-outs and hold back provisions

3.20.

Warrant Legend.  The shares of Buyer common stock underlying the Warrants shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

3.21.

Full Disclosure.  None of the representations and warranties made by Seller and Buyer or made in any documents furnished or to be furnished by Seller and Buyer, or on  its behalf, contains or will contain any untrue statement of a material fact, or omit any material fact, the omission of which would be misleading.

ARTICLE IV

SELLER'S OBLIGATIONS BEFORE CLOSING

Seller covenants, from the date of this Agreement until the Closing Date as follows:

4.1.

Buyer's Access to Premises and Information.  Buyer and its counsel, accountants and other representatives shall have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Seller.  Seller shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances and properties of Seller that may reasonably be requested.

4.2.

Conduct of Business in Normal Course.  Seller will carry on its business and activities diligently and in substantially the same manner as it has previously been carried out, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting, or other operations that will vary materially from those methods used by Seller as of the date of this Agreement without the consent of Buyer which shall not be unreasonably withheld

4.3.

Preservation of Business and Relationships.  Seller will use its best efforts to preserve its business organization intact, to keep available to Seller its present employees and agents, and to preserve its present relationships with suppliers, customers and others having business relationships with them.

4.5.

Employees and Compensation.  Seller will not do, or agree to do, any of the following acts:

4.5.1

grant any increase in salaries payable or to become payable by it to any employee, agent or representative, or

4.5.2 increase benefits payable to any employee, agent or representative under any bonus or pension plan or other contract or commitment, or

4.5.3 enter into or modify any collective bargaining agreement to which Seller is a party or by which Seller may be bound.

4.5.4  The foregoing changes will not be made without the written consent of Buyer, which will not be arbitrarily withheld.

4.6.

New Transactions.  Seller will not, without Buyer's written consent, which shall not be unreasonably withheld, do or agree to do any of the following acts:

4.6.1  Enter into any contract, commitment, or transaction not in the usual and ordinary course of business, or

4.6.2

Enter into any contract, commitment, or transaction in the usual and ordinary course of business involving an amount exceeding Five Thousand Dollars ($5,000.00), individually, or Twenty-Five Thousand Dollars ($25,000.00) in the aggregate.

4.7.

Payment of Liabilities and Waiver of Claims.  Seller will not do, or agree to do, any of the following acts:

4.7.1

Waive or compromise any right or claim, or

4.7.2

Cancel, without full payment, any note, loan, or other obligation owing Seller.

4.8.

Existing Agreements.  Seller will not modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do any of those acts without prior written consent of Buyer.

4.9.

Consents of Others.  As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller will obtain the written consent when required of the persons described in the various Schedules and Exhibits to this Agreement and will furnish to Buyer executed copies of those consents.  Counsel for Buyer in his sole discretion shall determine when such consents are reasonably required.  Provided, however, that Buyer shall not be obligated under this paragraph to execute any guarantee, assumption of liability or other document or instrument requiring it to assume obligations not contemplated by this Agreement.

4.10.

Documentation of Procedures and Trade  Secrets.  At the request of Buyer, Seller will document and describe any of its trade secrets, processes, or business procedures specified by Buyer, in form and content satisfactory to Buyer.

4.11.

Representations and Warranties True at Closing.  All representations and warranties of Seller set forth in this Agreement and in any written statements delivered by Seller to Buyer under this Agreement will also be true and correct as of the Closing Date as if made on that date.

4.12.

Sales and Use Tax on Prior Sales.  Seller agrees to furnish to Buyer a clearance certificate from the California taxing authority and any related certificates that Buyer may reasonably request as evidence that all sales and used tax liabilities of Seller accruing before the Closing Date have been fully satisfied or provided for.

4.13.

Bulk Sales Transfer.  Prior to the Closing Date, Seller will have taken all necessary steps to enable Seller to effectuate a valid, indefeasible transfer and sale of the assets described in this Agreement.  Among other things, Seller will have fully complied with all California statutes, regulating bulk transfers, and will have obtained all consents, releases, permissions and documents which may be necessary for the transfer and sale of the Purchased Assets to Buyer.

4.14.

Transition Services.  Buyer and Seller shall conduct a joint assessment of Seller’s operational and financial obligations after the date of this Agreement.  Based on this assessment, Seller and Buyer shall agree to cooperate regarding the ongoing, day-to-day operational, financial and management responsibilities of the Business prior to the Closing.  Buyer shall assist in sourcing and retaining adequate support staff, providing office space, equipment or supplies, and arranging for services regarding legal matters, finance, accounting and human resources (“Operational Services”).  Costs incurred by Buyer in providing reasonable agreed Operational Services, including pro-rata compensation for services provided by Buyer’s employees (“Operational Expenses”) shall be charged to Seller only in the event that the transaction fails to close.

ARTICLE V

BUYER'S OBLIGATIONS BEFORE CLOSING

5.1.

Information to be Held in Confidence.  Whether or not the closing shall take place, Seller waives any cause of action, right or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential business information of Seller from the date of the Agreement until the Closing Date, except for the intentional competitive misuse by Buyer or its representatives of such trade secrets or other confidential business information if the closing does not take place.

5.3.

Bulk Sales Law.  Buyer shall have given notice, in compliance with all California statutes, of the bulk transfer contemplated by this Agreement.  Seller shall furnish Buyer with the information necessary to prepare this notice, including all names and business addresses used by it within the last three years, at least twenty (20) days before the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

6.1.

Accuracy of Seller's Representations and Warranties.  Except as otherwise permitted by this Agreement, all representations and warranties by Seller in this Agreement or in any written statement that shall be delivered to Buyer by it under this Agreement shall be true on and as of the Closing Date as though made at that time.

6.2.

Performance by Seller.  Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.3.

No Material Adverse Change.  During the period from the date of this Agreement to the Closing Date there shall not have been any material adverse change in the financial condition or the result of operations of Seller, and Seller shall not have sustained any material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

6.4.

Absence of Litigation.  No action, suit or proceeding before any court or governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date other than listed in paragraph 3.13.

6.5.

Accountant Letter Regarding Changes.  Buyer shall have received from Seller's accountant a letter, dated the Closing Date, that on the basis of the limited review, not an audit, of the latest available accounting records of Seller, consultations with Seller and its agents, and other pertinent inquiries that he may deem necessary, he has no reason to believe that, during the period from August 31, 2004 to a specified date not more than five business days before the Closing Date, there was any change in the financial condition or results of operations of Seller, except changes incurred in the ordinary and usual course of business during that period, that in the aggregate is not materially adverse, and other changes or transactions, if any, contemplated by this Agreement.

6.8.

Tax  Clearance.  Buyer shall have received, for the purpose of satisfying Buyer, tax clearance certificates regarding Seller, as of the date not more than five days before the Closing Date, of the California Franchise Tax Board and any county assessor or any other tax board applicable to Seller.

6.9.

Consents.  All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

6.10

Due Diligence.  Buyer shall have completed due diligence to its satisfaction which shall be determined in its sole and  reasonable discretion.

6.11.

Approval of Documentation.  The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be satisfactory in all respects to Buyer and Buyer's counsel.

6.12.

Financing.  Buyer shall have obtained financing of at least $1.0 million within four months of the date of this agreement.  This shall be a condition precedent to closing.

6.13.

Board Approval. Seller shall deliver to Buyer copies, duly certified by its Chief Executive Officer or Secretary, of the resolution of its Board of Directors  (i) approving the terms and conditions of this Agreement, and the transactions contemplated hereby, and (ii) authorizing and ratifying the actions of Seller's officers in executing and delivering said Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

The obligations of Seller to sell and transfer the Purchased Assets under this Agreement are subject to the satisfaction, at or before the Closing (as defined in Article II), of all the following conditions:

7.1.

Accuracy of Buyer's Representations and Warranties.  All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be approved on and as of the Closing as though such representations and warranties were made on and as of that date.

7.2.

Buyer's Performance.  Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with or satisfy before or at the Closing.

7.3.

Buyer's Corporate Approval.  The Board of Directors of Buyer shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary and proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date.

ARTICLE VIII

BUYER’S REPRESENTATIONS AND WARRANTIES

8.1.

Due Incorporation.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  Buyer is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of Buyer or its subsidiaries.

.8.2

Authority; Enforceability.  This Agreement and any other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by Buyer and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and Buyer has full corporate power and authority necessary to enter into this Agreement and such other agreements delivered together with this Agreement or in connection herewith and to perform its obligations hereunder and under all other agreements entered into by Buyer relating hereto.

ARTICLE IX

SELLER'S OBLIGATIONS AFTER CLOSING

9.2.

Indemnities.  Seller shall indemnify, defend and hold Buyer harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorneys' fees, that it shall incur or suffer, which directly or indirectly arise out of, result from, or relate to any breach, or failure to perform, any of Seller's representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement.  The indemnification described herein shall also apply in the event of an assertion against Buyer, or Seller's assets, by any person, entity, government or subdivision thereof, of any claim, demand, penalty, fine, or tax accruing prior to the close of escrow.  Said right of indemnification shall not operate to limit the rights or remedies of the parties hereto.

9.3.

Shareholder  Competition.  Shareholder and Seller each agrees that neither it nor any agent of Seller or Shareholder nor a spouse, child or relative of any of these persons will, at any time within   a commesurate period of time as employed by the Buyer( )  (i.e., work one year, blocked from competing one year), in no event less than one year, immediately following the Closing Date, directly or indirectly, own, manage, operate, control, or engage, participate or have any interest (whether as an owner, employee, officer, director, agent, security holder, creditor, consultant, or otherwise) in any person, firm corporation, or business that engages in, any activity in the United States, which activity is the same as, similar to, or competitive with any activity now or hereafter engaged in by the Buyer or any successor, including without limitation, any nutraceutical company.

9.4.  Covenants to Survive the Closing.  The parties intend that the covenants contained in the preceding portion of this section shall be construed as a series of separate covenants, one for each county specified.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraph.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then this unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

9.5.  Confidential Information.  Seller and Shareholder each further agrees not to divulge, communicate, use to the detriment of Buyer, use for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Seller, including personnel information, secret processes, know-how, customer lists, or other technical data.  Shareholder acknowledges and agrees that any information or data he has acquired on any of these matters or items was received in confidence and as a fiduciary of Seller.

9.6.

Change of Seller's Name.  Seller agrees that after the Closing Date it shall not use or employ in any manner, directly or indirectly, the name "SWISS RESEARCH" and that it will take and cause to be taken any and all necessary action in order to make this change in its name on or before the Closing Date.

9.7

Termination of Seller's Business. Seller agrees that as soon as practicable after the Closing Date it will take all steps necessary to liquidate completely and terminate its existence.  From and after the Closing Date, Seller will not engage in any business or other activity, except as required to terminate its business.  Nothing in this Agreement shall prevent Seller from dissolving promptly on or after the Closing Date.

ARTICLE X

BUYER'S OBLIGATIONS AFTER CLOSING

10.1.

Buyer's Indemnity.  Buyer agrees to indemnify and hold harmless Seller against, and in respect of, any and all claims, losses, expenses, costs, obligations and liabilities it may incur by reason of Buyer's breach of or failure to perform any of its warranties, guarantees, commitments, or covenants in this Agreement, or by reason of any act or omission of Buyer, or any of its successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation, duty, or liability of the Seller under any loan agreement, lease contract, order, or other agreement to which it is a party or by which it is bound at the Closing Date, but only to the extent to which Buyer expressly assumes these obligations, duties, and liabilities under this Agreement.

10.2

Royalties.

10.2.1

Payment.  Commencing the Closing Date, Buyer shall pay Seller a royalty payment on amounts actually collected on Net Sales of the following five Swiss Research products currently known as (“Royalty Products”):

(1)

Shugr

(2)

T-Cell 90

(3)

Cell Source AM

(4)

Cell Source PM

(5)

Herbal Sciences Proprietary Extracts.

Royalty payments will be paid net of (i) Assumed Liabilities, (ii) Operational Expenses, (iii) the Purchase Price and (iv) Tax Payments and shall be paid on a quarterly basis.  “Net Sales” shall mean the actual sales of the Royalty Products sold by the Buyer to others as per the invoices covering the Buyer’s sales, less bona fide trade and cash discounts, allowance for returns, giveaways, promotions or replacements or other returns, sales and other taxes and governmental charges applicable to sales.

10.2.2

Royalty Percentage.  Royalty payment shall equal the following percentages based on Buyer’s accounts receivables collected on the Net Sales as set forth on Schedule 10.2.2.

10.2.3

Form of Payment.  Royalty payments may be made in cash or shares of Buyer restricted common stock to be determined at the discretion of Buyer’s Board of Directors.  Seller shall have piggy-back rights at Buyer’s expense, however, subject to underwriters carve-outs and hold back provisions.  Royalty payments accruing for a quarterly period shall be made to Seller within 30 days after the end of each of such quarter.

10.3

One-time Stock Issuance. For a period of two years following the Closing Date, if the aggregate amount of accounts receivables collected from the net sale of the Royalty Products exceeds $5.0 million, Buyer shall provide Seller a one-time stock grant equal to 50,000 shares of its restricted common stock, as adjusted for any stock splits, stock dividends, combinations, and the like.

10.4

Shareholder’s Position within Buyer.  Following the Closing, Mr. Loren Miles shall retain the title of Director of Marketing within Buyer.  In addition, Buyer shall designate a Chief Executive Officer to oversee and manage the acquired Business. In the event that Buyer’s Board of Directors elect Loren Miles to serve as the Chief Executive Officer, then Buyer and Miles shall mutually agree on revised compensation terms and package.

ARTICLE XI

COSTS

11.1.

Finder's or Broker's Fees.  Each of the parties represents that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.  Seller and Buyer each agree to indemnify and hold the other harmless against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

11.2.

Expenses.  Each of the parties hereto shall pay their own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and enclosing and carrying out the transactions contemplated by this Agreement.  The expenses incurred in doing any act or in furnishing any document under this Agreement shall be borne by the party whose obligation it is to do so under this Agreement.  The expenses incurred by reason of the escrow described herein shall be borne equally by Seller and Buyer.

ARTICLE XII

FORM OF AGREEMENT

12.1.

Effect of Heading.  The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

12.2.

Entire Agreement; Modification; Waiver.  This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

12.3.

Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.4.

Schedules; Exhibits.  All schedules and exhibits referred to herein shall be deemed incorporated by reference in their entirety as though fully set forth at the places to which they are referred.  Unless otherwise stated, all references to schedules and exhibits are references to schedules and exhibits to this Agreement.

12.5.

Gender.  Wherever appropriate in this Agreement, plural shall be deemed also to refer to the singular, the neuter shall be deemed to refer to the masculine, and vice versa.

ARTICLE XIII

MISCELLANEOUS

13.1.

Parties in Interest.  Nothing in this Agreement whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

13.2.

Assignment.  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, neither party may assign any or all of its rights under this Agreement without the prior written consent of the other.

13.3.

Recovery of Litigation Costs.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged controversy, claim, dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

13.4.

Termination.

13.4.1  Conditions Permitting Termination.  Either party may, on the Closing Date, terminate this Agreement, without liability to the other if:

(i)  any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying on of this Agreement, or if any agency of the federal or state government shall have objected at or before the Closing Date to this acquisition or to any other action required by or in connection with this Agreement;

(ii)  the legality and sufficiency of all steps taken and to be taken by the parties in carrying out this Agreement shall not have been reasonably approved by Buyer’s counsel as required by this Agreement;

13.4.2  Defaults Permitting Termination.  If either Buyer or Seller materially default in the due and timely performance of any of their warranties, covenants, or agreements under this Agreement and such default is not cured within ten (10) business days, the non-defaulting party or parties may, on or before the Closing Date, give notice of termination of this Agreement, in the manner provided in Article XVI.  This notice shall specify with particularity the default or defaults on which the notice is based.  The termination shall be effective five (5) days after the giving of notice unless the specified default or defaults have been cured on or before this effective date for termination.

13.4.3  Repayment; Joint Venture.  In the event that the Agreement is terminated and the Closing does not occur, Shareholder and Seller agree to reimburse Buyer for any reasonable costs related to Operational Services to Shareholder, Seller, or any of Seller’s vendors, including without limitation, payment of inventory.  Payment shall be made in one lump sum cash payment or through a promissory note with terms mutually agreed to by Buyer and Seller.  In addition, if M Advertising facilitated, developed and executed a consumer and/or investor marketing, advertising and/or public relations program utilizing the Swiss Research or Swiss Diet brand, packaging or marketing and advertising material or any other material related to the Seller trademarks, trade dress, trade names or service marks, then Buyer shall have the option to cause the parties to enter into a joint venture or other equivalent relationship negotiated in good faith at commercially reasonable terms in which Buyer may develop, market, manufacturer, sell and distribute its products and services using Seller packaging, trademarks, trade names, labels, and marketing and advertising materials, including without limitation, such materials related to the Swiss Diet or Swiss Research trademarks.

13.5

Survival.  All representations, warranties, covenants and agreements of the Buyer and Seller contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing.

13.6

Notice.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Seller or

Loren Miles

Shareholder:

Swiss Research, Inc.

11155 Massachusetts Ave.

Los Angeles, CA 90025

To Buyer:

Fred E. Tannous

Health Sciences Group, Inc.

Howard Hughes Center

6080 Center Drive, 6th Floor

Los Angeles, California 90045

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

13.7

Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

[signature page follows]

IN WITNESS WHEREOF the parties to this Asset Purchase Agreement have duly executed it on the day and year first written above.

SWISS RESEARCH, INC.

A California corporation

By:

_______________________________

Loren Miles, President and CEO

HEALTH SCIENCES GROUP, Inc.,

a California Corporation

By:

_______________________________

Fred E. Tannous

Co-Chairman and CEO

SCHEDULE 1.2

ACQUIRED ASSETS

SCHEDULE 1.4

ASSUMPTION OF LIABILITIES

No liabilities assumed.

SCHEDULE 10.2.2

Royalty payment shall equal the following percentages based on Buyer’s accounts receivables collected on the Net Sales of the Royalty Products during the following periods:

Royalty Percentage	Months after Closing Date
2.0%	0-60

1.5%	61-120